Exhibit 99.1

THOMSON REUTERS

Tredegar Annual General Meeting

OPP ID 1778414

May 16, 2012

9:00 AM EDT

Mr. Greg Williams:  Good morning.  I'm Greg Williams, Chairman of the Board at Tredegar Corporation.  And for those of you that were riveted by my inspiring words last year, you're in for a treat because I think verbatim I get to say the same thing I did last year.

So, welcome to the 24th Annual Meeting of the Shareholders.  I understand that we're also webcasting today, so welcome to those people, as well.

Before I begin with the business items, I'd like to introduce my colleagues on the Board, and please stand a moment when I call your name - Austin Brockenbrough, Don Cowles, George Freeman, John Gottwald, Bill Gottwald, Rich Morrill, George Newbill, Tom Slater and Nancy Taylor.

The agenda for today is I will quickly move through the business items.  Then, Nancy Taylor, our President and CEO, will present the Management Report.  We'll then conclude with questions.

Please note that the proper notice of this meeting was given and that the minutes of last year's meeting are available at the Secretary's desk.

Tredegar has appointed Mr. David Dietrich as Inspector of Election, and he has reported that a quorum exists.  The Inspector of Election has presented me with copies of the notice of the annual meeting, the proxy statement and the form of proxy, together with proof by affidavit of the mailing on April the 4th, 2012 to each shareholder of record as of the close of business on March 14th.

The Inspector of Election has also presented me with a list of Tredegar's shareholders entitled to vote at this meeting as of the record date.  The list has been on file in the Principal Office of Tredegar for inspection during normal business hours since April the 12th and will be available for inspection throughout this meeting at the Secretary's desk.  Polls are now open for voting.

Any shareholder who has given his or her proxy does not need to vote in person but may do so as he or she desires.

Will those who want to vote in person please raise your hand so we can get you a ballot?  And would the Inspector of Election please distribute ballots to any shareholder deeming to vote in person?

All right.  Here are the four items of business at this annual meeting.  First item of business is the election of directors.

There are four directors up for election today - Austin Brockenbrough, III, Managing Director of Lowe, Brockenbrough, William Gottwald, Vice Chairman of the Board of Tredegar, Rich Morrill, President of the Teagle Foundation and Chancellor of the University of Richmond, and George Newbill, Retired Executive Vice President of Albemarle.

Second item of business is the nonbinding advisory vote on approving the compensation paid by Tredegar to the named executive officers.  This matter is often referred to as say on pay.

Third item of business is the nonbinding advisory vote on the frequency of the shareholder vote on compensation paid by Tredegar to the executive officers, which can be either yearly, every two years or every three years.  This is typically referred to as frequency of say on pay.

The fourth and final item of business is the ratification of the appointment of PriceWaterhouseCoopers as Tredegar's independent registered public accounting firm 2012.  Mr. Rob Vallejo, a representative for PWC, is here and available for questions.  Does anyone have any questions for PWC?

Rob, would you stand so they can--maybe if they see your friendly face, they'll be more inclined to ask you something.

Is the Inspector ready to report on the vote?

Mr. David Dietrich:  Mr. Chairman, in regards to proposal one, the election of directors, each director nominated received a majority of the votes cast for.

In regards to proposal two, the nonbinding advisory vote on the compensation paid to named executive officers, this proposal received a majority of the vote cast for.

In regards to proposal three, the frequency of the nonbinding advisory vote, the proposal received the plurality of the votes cast for every three years.

In regards to proposal four, the ratification of PriceWaterhouseCoopers as the company's independent registered public accounting firm for the year ending December 31st, 2012, the proposal received a majority of the votes cast for.

Mr. Greg Williams:  Thank you.

Based on the Inspector's Report, I hereby declare that each of the directors for election has been elected.  The nonbinding advisory resolution on the compensation paid by Tredegar to its executive officers has been approved.  The recommended frequency of the shareholder vote on the compensation paid by Tredegar to its executive officers is every three years.  And the appointment of PriceWaterhouseCoopers as Tredegar's independent public accounting firm for 2012 has been ratified.

I also declare the business portion of the meeting adjourned.

I'll now turn things over to Nancy Taylor, President and CEO of Tredegar.

Ms. Nancy Taylor:  Thank you, Greg.  Good morning, everyone.

I want to add my welcome to Tredegar's Annual Meeting of Shareholders.

I hope those of you who are physically present today had a chance to visit with our employees who are hosting our business displays, including our newest addition to Films, Terphane.

Today, my comments will center on the performance of our businesses.  Given my more narrow focus than in the last two years, I do want to salute Tredegar's employees.  You are Tredegar's most valuable asset.

Without going into any detail today, let me emphasize that we are committed to developing our employees and unleashing their talents.  Tredegar is truly fortunate to have employees across the globe who are fully engaged and committed to Tredegar's success.

This morning, I plan to provide a brief review of our businesses, including adding a bit more color on the challenges we are facing in our films business.  First, though, Kevin O'Leary, our Chief Financial Officer, will cover Tredegar's recent financial performance.

Following Kevin's remarks, I'll describe in a bit more detail the issues affecting the performance of Film Products along with some of the actions already underway to address the issues.  I'll review Bonnell's performance, wrap things up, and then we'll open things up for questions.

Before I start with the business reviews, I need to remind you of two things.  First, we can't predict the future, so if we say anything that sounds like we think we can, that is not our intent.

And two, please refer to our documents on file with the Securities and Exchange Commission relating to any non-GAAP financial measures we discuss today.

Since this is a shareholders meeting, I thought I'd start off with a topic that's top of mind for our shareholders, Tredegar's stock price.  This slide represents our recent stock performance.  I imagine it's confounding to our shareholders and a bit frustrating.

First, I want to stress that I will never pretend to be able to predict or explain the behavior of the stock market generally and Tredegar's stock price movement in particular.  For what it's worth, though, I will share my own personal theory on the dramatic swing in Tredegar's stock price that occurred between December and May.

I believe there are two dynamics at play here.  The first is I believe that there were inflated expectations in the market regarding the favorable impact of the recent Terphane acquisition on our films business.

The second is the continuation of the issues we've been describing for the last two quarters in two of our key films markets, surface protection and personal care.  None of us in Tredegar management is satisfied with Films' recent performance, and I'll address that a bit later.

Kevin will speak to our view of the Terphane acquisition.  Before he does, though, let me say I feel very good about the Terphane acquisition and the integration, and so far, it is--excuse me--delivering on our strategic objectives that we established in pursuing the acquisition.

Kevin will share more with you on that topic in a few minutes, so take it away, Kevin.

Mr. Kevin O'Leary:  Thank you, Ms. Taylor.  And good morning, ladies and gentlemen.

Before I get into the financial overview, I'm going to briefly cover a subject that my colleagues in operations may consider to be a bit of a stretch for a finance guy.  I'm going to speak to safety performance at Tredegar.

All kidding aside, at Tredegar, we are committed to the belief that, at the end of the work day, our employees should return to their families in the same condition in which they started the day.  While our safety record at Bonnell is not where we would like it to be, we're pleased with the positive trends and the range of initiatives aimed at improving our safety record in this business.

Taking a look at Films, in this business, we are quite a bit favorable to the industry average, and we're proud of that.  But, our improvements have stalled.  And we maintain our focus to drive continuous improvement in this area.

Headlined here at Tredegar, our commitment to the safety of our employees is a core value and integral to our drive for operational excellence.

Now, on to the financial overview, as Nancy mentioned, we continue to face economic challenges, particularly in our films business.  But--well, there were also bright spots this past year.  When we take a look at the numbers, you'll see that our performance--our earnings performance varied across our businesses.  You'll also see that cash generated from operations continues to be a strength at Tredegar.

And certainly, for 2011, one highlight was the Terphane  acquisition.  And as Nancy mentioned, I'll take some time to reiterate the strategic fit and key market dynamics for this business in an effort to bring further clarity to the points made during our October 26th conference call on this subject.

Finally, I'll cover key points of our new credit agreement that we finalized--excuse me--in April.

Okay, let's start off with earnings performance for our operating segments.  Overall, adjusted EBITDA improved $3 million to $109 million in 2011.

Film Products came in at 99 million, which was 6 million below the prior year.  The acquisition of Terphane in October of 2011 added $5 million, which partially offset--partially offsetting lower volume in two primary markets for Films that as shifts in consumer demand away from premium products impacted volumes of our surface protection and personal care materials.

At Bonnell, EBITDA improved to $12 million.  While the nonresidential building and construction market, the primary market for Bonnell, continued to suffer in 2011, this business experienced volume growth close to 14 percent as Bonnell's customers performed well in a tough market.

The continued focus on operational excellence and cost reductions paid off.

In our other segment, Falling Springs' sales exceeded $3 million in 2011, and BrightView continued to make strong strides in product development.

As you may have seen in our Annual Report, as of 2012, Brightview was folded into Films to integrate R&D efforts and accelerate new product development in our films business.

Moving to cash, with the acquisition of Terphane, we ended 2011 with a net debt position of $56 million.  You can also see here on this slide that we had another strong year for cash performance, generating $72 million in cash from operations.  This strong performance came from both Films and Bonnell and is a testament to Tredegar's commitment to operational excellence and sharing of best practices.

As you can see from the takeaway here, in 2011, cash generated from operations funded nearly 40 percent of the Terphane acquisition.

Let me take a look at earnings per share.  Our EBITDA performance for 2011 translated into earnings per share from ongoing operations of 89 cents for 2011, and that was flat with 2010.

Moving onto the first quarter of 2012, earnings per share from ongoing operations was 24 cents, up 3 cents from last year.  Bonnell's earnings performance again continued to improve as the business again outperformed the prior year - so, continued performance there.

Terphane is accretive right out of the gate, adding roughly 6 cents to earnings per share in the first quarter of 2012.  Results for Terphane were however negatively impacted by temporary operating inefficiencies, resulting from a production upset during the upgrade of an existing production line.

Our Films business, excluding Terphane, continued to be impacted by shifts in consumer demand away from premium products, and Nancy will give more color on this later in the presentation.

And finally, our earnings per share for the first quarter were negatively impacted by roughly 3 cents due to an increase in pension expense, which was driven primarily by lower interest rates.

So now, I'd like to move to our discussion of Terphane.  As Nancy mentioned earlier, there are some key points regarding the Terphane acquisition that were covered in the October 26th conference call that we see may have been discounted in the marketplace, and we feel it's important to revisit those points here today.

I'll speak to the strong strategic fit of Terphane and the key market dynamics of the polyester or PET film industry.  And I'll provide some color around the impact the global PET film economic cycle has on the producers like Terphane.

Let me start off by emphasizing that Terphane meets all of our acquisition criteria and is a strong strategic fit with our films business.  With the addition of Terphane, we broaden our product portfolio, adding flexible packaging products that serve the high growth food packaging industry, we accelerate our emerging market growth strategy with a sizeable platform to participate in the high growth Latin American markets.

We bring together complementary film technologies, adding specialized polyester or PET films and the potential for innovative new products for our customers.  We bring together similar manufacturing processes with the opportunity to share best practices and improve efficiencies across all of our film plants.  And we add a customer base, a broad customer base that includes sophisticated multinational customers with minimal, virtually no overlap with our existing films business.

So, the key point here is this acquisition plays well for Tredegar on many fronts and demonstrates our commitment to executing our growth strategy.

On to market dynamics for Terphane--now, I'd like to cover or describe a key market dynamic for PET film producers such as Terphane.  This industry chart shows the evolution of global PET film capacity utilization with projections out to 2014.

Now, let me describe this chart a bit.  The bars represent capacity and production with a line representing capacity utilization.  It is important to understand utilization trends in this industry.  There's a high correlation of utilization rates and price and profitability for producers in this market.  It's a classic supply and demand story here.

There are a couple of key takeaways from this chart.  The first - in 2010 and 2011, demand was high and producers were near peak capacity with utilization rates in the high 80s.  As a result of this tight supply, prices and profitability were up and Terphane enjoyed high margins in the second half of 2010 and in the first half of 2011.

And secondly, industry projections for PET film growth are strong, and new global capacity is expected to come online in the next three years.  PET film lines are much larger and have roughly 10 times the capacity of the typical polyethylene lines of our films business, and it generally takes three to four years to reach full capacity for these lines.

The impact, as you can see from this chart, is capacity utilization rates will trend lower, putting downward pressure on price and margins for PET film producers in the near term.  So, a lot of words there, but the headline is this - adding capacity in this industry is a step function investment, and producers will let utilization rates get quite high before they'll make that investment.

As a result, we see greater volatility in price and in margins as utilization rates swing over a period of time.  And this dynamic is quite different from our typical films business.

Now, while the market does experience the supply cycles and pricing and profitability cycles that I mentioned, this is a market with strong long term growth prospects.  And based on the industry projections of strong PET film growth, we intend to add capacity.

Given our current assessment of growth in the Brazilian market, we could see capital spending for equipment and building expansion approaching 70 to $80 million in the next two years.  That’s the scale of the opportunity that we see here.

Now, I'd like to quickly reiterate key points I made during the October 26th conference call regarding the Terphane transaction.  As I previously mentioned, and I'll say it here again to make the point, clearly, PET film production was near peak capacity in 2010 and 2011 with utilization rates in the high 80s.

As a result of this tight supply, prices and profitability were up, and Terphane benefited from this dynamic in the second half of 2010 and in the first half of 2011.  We priced the transaction knowing that we were coming off peak earnings in an economic cycle.  So, when evaluating this business, we would suggest that taking the average of EBITDA for 2010 and 2011 is a good proxy and is more representative of an appropriate multiple for this transaction.

Our view of the EBITDA multiple for the Terphane acquisition is around 5.5 times.

So, in closing the financial overview today for me, I'll finish with key points of our new credit facility.  We finalized the refinancing of our revolving credit facility in April.  The credit line was increased by $50 million to $350 million, and the term was extended from 2.5 years to five years at lower rates.

The expansion feature provides the flexibility to continue to pursue--excuse me--strategic acquisitions should the right opportunity present itself.

I'm pleased to report that we have a strong balance sheet, a new credit line and financial strength to pursue our growth initiatives.

Thank you.  Let me turn it back to Nancy.

Ms. Nancy Taylor:  Thanks, Kevin.

No doubt, we have faced and we continue to face strong headwinds in two of our key markets for our films business, surface protection and personal care.  One headwind in particular, the continuing economic malaise and uncertainty, has impacted both markets.  Consumers' buying decisions are being influenced by their pocketbooks.

In both surface protection and personal care, a large portion of our products are used in the premium segment of those markets, and that is the segment that has been impacted the most by the shift in consumer behavior.

As we've been reporting over the last few quarters, our surface protection business has been negatively impacted by the challenging dynamics in the electronics and display industry.  Unfortunately, demand for LCD TVs has been down, particularly in the premium segment.

That lower demand has had a double whammy on our surface protection business as overall volume has declined, which in turn created tremendous price pressure on the entire supply chain, including on our customers.

And I guess it goes without saying that when our customers experience lower demand and when they are under pressure to reduce prices and consequently their cost, it has a very direct impact on us.

Where there has been growth in the premium electronics and display segment, tablets and smart phones, which by the way use a whole lot less film than a large LCD TV, we face another difficult hurdle as customers are expecting significant improvements in quality without paying more, and in some cases, even looking for lower prices.  As you may imagine, that creates a real challenge.

We've been working hard on a number of different fronts to combat these issues.  There are a series of new products under development to expand the range of materials that we protect to include materials that are typically used in all LCDs, not just in the premium segment.

Admittedly, commercialization of these products has taken longer than we would like, but we are now seeing some early wins.  We're also actively working to develop next generation products that will respond to the intense competitive and pricing pressure permeating this industry.

And we are challenging ourselves to break through existing paradigms to identify and meet the next generation needs of our customers.

Very recently, industry experts have been citing some signs of stabilization, even perhaps some growth, although not at the same growth levels in the past, in LCD TV demand as the year progresses.  Whether that actually occurs and how that impacts our surface protection remains to be seen.

It's important to note, though, that the industry does seem to have experienced a fundamental sea change and is now behaving much more like a mature market.  So, it's difficult to imagine that the intense focus on reducing cost throughout the supply chain will disappear.

As such, I think it's fair to assume that margins will likely continue to be impacted by that dynamic.

The bottom line, though, as we work through these issues closely with our customers, I am confident that we will see volume recovery in this business even if I can't predict the timing of that.

On the personal care front, there are two market dynamics creating challenges for that business.  First, the pocketbook effect I described before has shifted consumer preferences towards value products.  Like surface protection, our personal care materials are typically used in premium applications.  So, our volumes have been impacted by this change in consumer spending.

Second, mature geographies like North America and Europe are experiencing very low rates of growth for feminine film top sheets and baby diapers.

The regions experiencing growth in personal care are the emerging markets where, as household incomes rise, non-users of disposable products begin to become consumers of these products.  As that happens, these new consumers tend to gravitate to non-premium products.

Right now, even though we do participate in the emerging markets, there too, our products are used primarily in the premium segment of those markets.

To realize meaningful growth in personal care, we have to broaden our product offerings and meet the consumers’ needs in the value segment in both the mature and emerging markets.  And these value segment product offerings will be different in the emerging markets than they are in the mature markets.

Our emerging market strategy is a high priority for film.  We've recently created a strike team to drive growth in these regions.  We are leveraging our existing resources in these regions and will be augmenting those to accelerate execution of the strategy.

We have introduced some new products designed specifically for the Asian market, and I'm excited with the momentum that we're seeing already gaining with these products.  We need to build on that success within Asia and in other emerging markets like Latin America.

I'm also excited to report that we've had another kind of win in a pretty short period of time.  We have an Asian customer so pleased with the attributes of one of our products that most of that customer's product packaging touting the enhanced performance of its diaper describes our product performance.

Still, overall, I'm not satisfied with the pace at which we are bringing innovation to the marketplace.  Market needs are changing more and more quickly, and our speed has to increase.  We have to be faster than the market.  This is another high priority for Films.

We have demonstrated operational excellence in other areas of the Films business and have seen the positive results that ensued.  We have started to apply that similar discipline to our marketing and R&D efforts, and this will accelerate our progress in new products.

We are committed to playing an important role in our customers' success, whether it is in the value or the premium product segment.

I am confident in our ability to overcome our challenges.  We have done so in the past in Films and have the resolve to repeat that success.

I know the depth of talent and commitment of the Films employees, and believe me, they are up to this challenge.

And just look at Bonnell, our aluminum extrusions division and the difficulties it's faced over the last few years -- talk about headwinds -- and how the Bonnell organization has attacked those challenges with focus and tenacity.

As an aside, since I'm the one who's reviewing Bonnell's performance this year instead of Duncan Crowdis, I'm going to brag a little bit more than a modest President of Bonnell would on the accomplishments of this division.  So, if you see a guy turning red over there, that's Duncan Crowdis.  Sorry, Duncan.

For me, Bonnell is a poster child for operational excellence and leadership.  Since the bottom fell out of the domestic commercial construction market at the end of 2008, when Bonnell's 2009 volumes dropped by almost 40 percent from 2007 levels, Bonnell has consistently and methodically focused on lowering its break even.

You can see from this slide, with only modest volume improvement, Bonnell's efforts resulted in a $10 million swing in operating profit from 2009 to 2011.  Using that same focus and process discipline, Bonnell lowered its working capital as a percentage of sales to a record low even with a precipitous volume decline, and it has continued to lower its working capital as volumes have improved.

Bonnell uses LEAN Six Sigma across the entirety of its organization.  It's not just a manufacturing tool.  Bonnell has green belts in finance, sales, marketing and procurement.  And that cross-functional approach has yielded productivity improvements throughout the organization.

And as Bonnell has managed through the industry challenges, its focus on quality has not waivered.

Bonnell has demonstrated over and over again its commitment to continuous improvement.  It has also demonstrated over and over again industry leadership by challenging the status quo and industry paradigms.

Over the last two years, Bonnell, and particularly its President, Duncan, played an integral role in efforts to successfully address unfair trade practices that were hurting the domestic aluminum extrusion industry.

Additionally, Bonnell's organization is focused on executing its strategy to grow profitably, reduce concentration in building and construction, pursue acquisition opportunities and drive strong cash performance.

Bonnell's strategy centers on operational excellence, and its progress and its efforts to lower its break-even and improve productivity positions it well to capitalize on its operating leverage as volumes grow.

Bonnell's operational excellence has supported its strong track record of generating positive cash flow.  In pursuing its growth strategy, Bonnell is exploring opportunities to expand into markets outside of building and construction.

Commercial building and construction has been a sweet spot for Bonnell, and it still is.

Market diversification, however, will moderate the cyclical impact of commercial construction on Bonnell.  Bonnell's efforts in broadening its market reach are both organic and inorganic, and Tredegar's acquisition efforts include considering opportunities for Bonnell.

So, I hope as I've gone though the business reviews for Tredegar, our commitment to operational excellence, leadership and innovation comes through loud and clear.  We are confident that these will lead Tredegar to sustained growth.

I hope that you, as you leave this meeting, are confident that we are sober about our challenges and that we are facing those challenges head on with everything we've got.

We have a strategy for growth with a key objective to realize greater market and customer diversification organically and through acquisition and by leveraging our core competencies.  We believe this is the right strategy for Tredegar.

You have my commitment and the commitment of the rest of Tredegar's management team to do all within our power to realize Tredegar's vision for you, our shareholders.

That concludes my remarks, and now we'll open it up for questions.

Questions?

Well, thank you so much again for coming today.

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